Exhibit 99.3

January 26, 2017

Board of Directors

First Interstate BancSystem, Inc.

401 North 31st Street

P.O. Box 30918

Billings, Montana 59116-0918

Re:	Registration Statement on Form S-4 of First Interstate BancSystem, Inc. (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated November 16, 2016 (“Opinion Letter”), with respect to the fairness to First Interstate BancSystem, Inc. (“Company”), from a financial point of view, of the consideration to be paid by the Company in the proposed merger as more particularly described in the Opinion Letter.

We hereby consent to the reference to our Opinion Letter under the sections entitled “Opinion of First Interstate’s Financial Advisor,” “Risk Factors” and “First Interstate’s Reasons for the Merger” and to the inclusion of the Opinion Letter as Annex B to the Joint Proxy Statement/Prospectus included in the Registration Statement. Our consent is being delivered solely in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to in any other document, except in accordance with our prior written consent. In giving our consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Barclays Capital Inc.
Barclays Capital Inc.